Subscription Agent Agreement

Between

Clough Global Opportunities Fund

And

Computershare Trust Company, N.A.

And

Computershare Inc.

Subscription Agent Agreement 2018	Page 1

This SUBSCRIPTION AGENT AGREEMENT (this “Agreement”), dated as of [DATE] (the “Effective Date”), is by and between Clough Global Opportunities Fund, a Delaware statutory trust ("Company"), and Computershare Trust Company, N.A., a federally chartered trust company (“Trust Company”), and Computershare Inc., a Delaware corporation (“Computershare”, and together with Trust Company, “Agent”).

1.           Appointment.

1.1         Company is making an offer (the “Subscription Offer”) to issue to holders of record of its outstanding shares of common stock, par value $____ per share (the “Common Stock”), at the close of business on ___________ (the “Record Date”), the right to subscribe for and purchase (each, a “Right”, and collectively, the “Rights”) shares of common stock (the “Additional Common Stock”) at a purchase price of $______ per share of the Additional Common Stock (the “Subscription Price”), payable as described on the Subscription Form (as defined below) sent to eligible shareholders, upon the terms and conditions set forth herein. The term “Subscribed” shall mean submitted for purchase from Company by a stockholder in accordance with the terms of the Subscription Offer, and the term “Subscription(s)” shall mean any such submission. Company hereby appoints Agent to act as subscription agent in connection with the Subscription Offer and Agent hereby accepts such appointment in accordance with and subject to the terms and conditions of this Agreement.

1.2         The Subscription Offer will expire at _________, Eastern Time, on _______________ (the “Expiration Time”), unless Company shall have extended the period of time for which the Subscription Offer is open, in which event the term “Expiration Time” shall mean the latest time and date at which the Subscription Offer, as so extended by Company from time to time, shall expire.

1.3         Company filed a registration statement relating to the Additional Common Stock with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”), on _____________, and such registration statement was declared effective on ____________. The terms of the Additional Common Stock are more fully described in the prospectus forming a part of the registration statement as it was declared effective. All terms used and not defined herein shall have the same meaning(s) as in the prospectus.

1.4         Promptly after the Record Date, Company will furnish Agent with, or will instruct Agent, in its capacity as transfer agent for Company, to prepare, a certified list in a format acceptable to Agent of holders of record of the Common Stock at the Record Date, including each such holder’s name, address, taxpayer identification number (“TIN”), share amount with applicable tax lot detail, any certificate detail and information regarding any applicable account stops or blocks (the “Record Stockholders List”).

1.5         No later than the earlier of (i) forty-five (45) days after the Record Date or (ii) January 15 of the year following the year in which the Record Date occurs, Company shall deliver to Agent written direction on the adjustment of cost basis for covered securities that arise from or are affected by the Subscription Offer in accordance with current Internal Revenue Service regulations (see the Tax Instruction/Cost Basis Information Letter attached hereto as Exhibit B for additional information)

2.           Subscription of Rights.

2.1         The Rights entitle the holders to subscribe, upon payment of the Subscription Price, for shares of the Additional Common Stock at the rate of ____ share(s) for each Right (the “Basic Subscription Privilege”). No fractional Rights will be issued, but the Subscription Offer includes a step-up privilege entitling the holder of fewer than ____ Rights to subscribe for and pay the Subscription Price for one full share of the Common Stock.

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2.2         If subscribing shareholders who exercise their Rights in full are entitled to exercise an oversubscription right, then Company shall provide Agent with instructions regarding the allocation to such shareholders of the Additional Common Stock after the initial allocation thereof.

2.3         Except as otherwise indicated to Agent by Company in writing, all of the Common Stock delivered hereunder upon the exercise of the Rights will be delivered free of restrictive legends. Company shall, if applicable, inform Agent as soon as possible in advance as to whether any Common Stock issued hereunder is to be issued with restrictive legend(s) and, if so, Company shall provide the appropriate legend(s) and a list identifying the affected shareholders, certificate numbers (if applicable) and share amounts for such affected shareholders.

3.          Duties of Subscription Agent.

3.1         Agent shall issue the Rights in accordance with this Agreement in the names of the holders of the Common Stock of record on the Record Date, keep such records as are necessary for the purpose of recording such issuance(s), and furnish a copy of such records to Company.

3.2         Promptly after Agent receives the Record Stockholders List, Agent shall:

(a) mail or cause to be mailed, by first class mail, to each holder of the Common Stock of record on the Record Date whose address of record is within the United States of America and Canada, (i) a subscription form with respect to the Rights to which such stockholder is entitled under the Subscription Offer (the “Subscription Form”), a form of which is attached hereto as Exhibit A, (ii) a copy of the prospectus and (iii) a return envelope addressed to Agent.

(b) At the direction of Company, mail or cause to be mailed, to each holder of the Common Stock of record on the Record Date whose address of record is outside the United States of America and Canada, or is an A.P.O. or a F.P.O. address, a copy of the prospectus. Agent shall refrain from mailing the Subscription Form to any holder of the Common Stock of record on the Record Date whose address of record is outside the United States of America and Canada, or is an A.P.O. or a F.P.O. address, and hold such Subscription Form for the account of such stockholder subject to such stockholder making satisfactory arrangements with Agent for the exercise or other disposition of the Rights described therein, and effect the exercise, sale or delivery of such Rights in accordance with the terms of this Agreement if notice of such arrangements is received at or before 11:00 a.m., Eastern Time, on __________. In the event that a request to exercise the Rights is received from such a holder, Agent will consult with Company for instructions as to the number of shares of the Additional Common Stock, if any, Agent is authorized to issue.

(c) Upon request by Company, Agent shall mail or deliver a copy of the prospectus (i) to each assignee or transferee of the Rights upon receiving appropriate documentation satisfactory to Agent to register the assignment or transfer thereof and (ii) with shares of the Additional Common Stock when such are issued to persons other than the registered holder of the Rights.

(d) Agent shall accept Subscriptions upon the due exercise of the Rights (including payment of the Subscription Price) on or prior to the Expiration Time in accordance with the Subscription Form.

(e) Agent shall accept Subscriptions, without further authorization or direction from Company, without procuring supporting legal papers or other proof of authority to sign (including, without limitation, proof of appointment of a fiduciary or other person acting in a representative capacity), and without signatures of co-fiduciaries, co-representatives or any other person:

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(i)        If the Right is registered in the name of a fiduciary and the Subscription Form is executed by such fiduciary, provided, that the Additional Common Stock is to be issued in the name of such fiduciary;

(ii)         If the Right is registered in the name of joint tenants and the Subscription Form is executed by one of the joint tenants, provided, that the Additional Common Stock is to be issued in the names of such joint tenants; or

(iii)        If the Right is registered in the name of a corporation and the Subscription Form is executed by a person in a manner which appears or purports to be done in the capacity of an officer or agent thereof, provided, that the Additional Common Stock is to be issued in the name of such corporation.

(f)	Each document received by Agent relating to its duties hereunder shall be dated and time stamped when received at the applicable address(es) as outlined in the offering documents.

(g)	Agent shall, absent specific and mutually agreed upon instructions between Agent and Company, follow its normal and customary procedures with respect to the acceptance or rejection of all Subscriptions received after the Expiration Time. Subscriptions not authorized to be accepted pursuant to this Section 3 and Subscriptions otherwise failing to comply with the terms and conditions of the Subscription Form will be rejected and returned to the applicable shareholder.

(h)	Company shall provide an opinion of counsel prior to the Expiration Time to set up a reserve of the Additional Common Stock. The opinion shall state that all of the Additional Common Stock, or the transactions in which they are being issued, as applicable, are:

(i)	Registered, or subject to a valid exemption from registration, under the 1933 Act, and all appropriate state securities law filings have been made with respect to the Additional Common Stock, or alternatively, that the shares of the Additional Common Stock are “covered securities” under Section 18 of the 1933 Act; and

(ii)	Validly issued, fully paid and non-assessable.

4.          Acceptance of Subscriptions.

4.1         Following Agent’s first receipt of Subscriptions, on each business day, or more frequently if reasonably requested as to major tally figures, forward a report by email to [________________] (the “Company Representative”) as to the following information, based upon a preliminary review (and at all times subject to a final determination by Company) as of the close of business on the preceding business day or the most recent practicable time prior to such request, as the case may be: (i) the total number of shares of the Additional Common Stock Subscribed for; (ii) the total number of the Rights sold; (iii) the total number of the Rights partially Subscribed for; (iv) the amount of funds received; and (v) the cumulative totals in categories (i) through (iv), above.

4.2         As promptly as possible following the Expiration Time, advise the Company Representative by email of (i) the number of shares of the Additional Common Stock Subscribed for and (ii) the number of shares of the Additional Common Stock unsubscribed for.

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6.          Completion of Subscription Offer.

6.1         Upon completion of the Subscription Offer, Agent shall request the transfer agent for the Common Stock to issue the appropriate number of shares of the Additional Common Stock as required in order to effectuate the Subscriptions.

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6.2         The Rights shall be issued in registered, book-entry form only. Agent shall keep books and records of the registration, transfer and exchange of the Rights (the “Rights Register”).

6.3         All of the Rights issued upon any registration of transfer or exchange of the Rights shall be the valid obligations of Company, evidencing the same obligations and entitled to the same benefits under this Agreement as the Rights surrendered for such registration of transfer or exchange; provided, that until such transfer or exchange is registered in the Rights Register, Company and Agent may treat the registered holder thereof as the owner for all purposes.

6.4         For so long as this Agreement shall be in effect, Company will reserve for issuance and keep available free from preemptive rights a sufficient number of shares of the Additional Common Stock to permit the exercise in full of all of the Rights issued pursuant to the Subscription Offer.

6.5         Company shall take any and all action, including, without limitation, obtaining the authorization, consent, lack of objection, registration or approval of any governmental authority, or the taking of any other action under the laws of the United States of America or any political subdivision thereof, to insure that all of the shares of the Additional Common Stock issuable upon the exercise of the Rights (subject to payment of the Subscription Price) will be duly and validly issued and fully paid and non-assessable shares of the Common Stock, free from all preemptive rights and taxes, liens, charges and security interests created by or imposed upon Company with respect thereto.

6.6         Company shall, from time to time, take all action necessary or appropriate to obtain and keep effective all registrations, permits, consents and approvals of the Securities and Exchange Commission and any other governmental agency or authority and make such filings under federal and state laws, which may be necessary or appropriate in connection with the issuance, sale, transfer and delivery of the Rights or the Additional Common Stock issued upon the exercise of the Rights.

7.           Procedure for Discrepancies. Agent shall follow its regular procedures to attempt to reconcile any discrepancies between the number of shares of Additional Common Stock that any Subscription Form may indicate are to be issued to a stockholder upon the exercise of the Rights and the number that the Record Stockholders List indicates may be issued to such stockholder. In any instance where Agent cannot reconcile such discrepancies by following such procedures, Agent will consult with Company for instructions as to the number of shares of Additional Common Stock, if any, Agent is authorized to issue. In the absence of such instructions, Agent is authorized not to issue any shares of Additional Common Stock to such stockholder and will return to the subscribing stockholder (at Agent’s option by either first class mail under a blanket surety bond or insurance protecting Agent and Company from losses or liabilities arising out of the non-receipt or non-delivery of the Subscription Form or by registered mail insured separately for the value of the applicable Rights) to such stockholder’s address as set forth in the Subscription Form, any Subscription Form delivered to Agent, any other documents delivered therewith and a letter explaining the reason for the return of such documents.

8.          Procedure for Deficient Items.

8.1         Agent shall examine the Subscription Form(s) received by it as agent to ascertain whether they appear to have been completed and executed in accordance with the Subscription Offer. In the event that Agent determines that any Subscription Form does not appear to have been properly completed or executed, or to be in proper form, or any other deficiency in connection with the Subscription Form appears to exist, Agent shall follow, where possible, its regular procedures to attempt to cause such irregularity to be corrected. Agent is not authorized to waive any deficiency in connection with the Subscription, unless Company provides written authorization to waive such deficiency.

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8.2         If a Subscription Form specifies that shares of the Additional Common Stock are to be issued to a person other than the person in whose name a surrendered Right is registered, Agent will not issue such shares until such Subscription Form has been properly endorsed with the signature guaranteed in a manner acceptable to Agent (or otherwise put in proper form for transfer).

8.3         If any such deficiency is neither corrected nor waived, Agent will return to the subscribing stockholder (at Agent’s option by either first class mail under a blanket surety bond or insurance protecting Agent and Company from losses or liabilities arising out of the non-receipt or non-delivery of the Subscription Form or by registered mail insured separately for the value of the applicable Rights) to such stockholder’s address as set forth in the Subscription Form, any Subscription Form delivered to Agent, any other documents delivered therewith and a letter explaining the reason for the return of such documents.

9.          Tax Reporting.

9.1         Agent shall prepare and file with the appropriate governmental agency and mail to each stockholder, as applicable, all appropriate tax information forms, including, but not limited to, Forms 1099-B, covering payments or any other distributions made by Agent pursuant to this Agreement during each calendar year, or any portion thereof, during which Agent performs services hereunder, as described in the attached Exhibit B. Any cost basis or tax adjustments required after the Effective Time will incur additional fees.

9.2         With respect to any surrendering stockholder whose TIN has not been certified as correct, Agent shall deduct and withhold the appropriate backup withholding tax from any payment made to such stockholder pursuant to the Internal Revenue Code.

9.3         Should any issue arise regarding federal income tax reporting or withholding, Agent shall take such reasonable action as Company may reasonably request in writing. Such action may be subject to additional fees.

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10.5        May rely on and shall be fully authorized and protected in acting or failing to act upon any certificate, instrument, opinion, notice, letter, telegram, telex, facsimile transmission or other document or security delivered to Agent and believed by Agent to be genuine and to have been signed by the proper party or parties;

10.6       Shall not be liable or responsible for any recital or statement contained in the Subscription Offer or any other documents relating thereto;

10.7       Shall not be liable or responsible for any failure of the Company or any other party to comply with any of its covenants and obligations relating to the Subscription Offer, including without limitation obligations under applicable securities laws;

10.8       Shall not be liable to any holder of the Rights for any Additional Common Stock or dividends thereon or, if applicable, and any related unclaimed property that has been delivered to a public official pursuant to applicable abandoned property law;

10.9       May, from time to time, rely on instructions provided by Company concerning the services provided hereunder. Further, Agent may apply to any officer or other authorized person of Company for instruction, and may consult with legal counsel for Agent or Company with respect to any matter arising in connection with the services provided hereunder. Agent and its agents and subcontractors shall not be liable and shall be indemnified by Company under Section 11.2 of this Agreement for any action taken or omitted by Agent in reliance upon any Company instructions or upon the advice or opinion of such counsel. Agent shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from Company;

10.10      May rely on and be fully authorized and protected in acting or failing to act upon (a) any guaranty of signature by an eligible guarantor institution that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable signature guarantee program or insurance program in addition to, or in substitution for, the foregoing; or (b) any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed;

10.11      Either in connection with, or independent of the instruction term in Section 10.9, above, Agent may consult counsel satisfactory to Agent (including internal counsel), and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by Agent hereunder in good faith and in reliance upon the advice of such counsel;

10.12      May perform any of its duties hereunder either directly or by or through agents or attorneys and Agent shall not be liable or responsible for any misconduct or negligence on the part of any agent or attorney appointed with reasonable care hereunder; and

10.13      Is not authorized, and shall have no obligation, to pay any brokers, dealers, or soliciting fees to any person.

11.        Representations, Warranties and Covenants.

11.1       Agent. Agent represents and warrants to Company that:

(a)	Governance. Trust Company is a federally chartered trust company duly organized, validly existing, and in good standing under the laws of the United States and Computershare is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and each has full power, authority and legal right to execute, deliver and perform this Agreement; and
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(b)	Compliance with Laws. The execution, delivery and performance of this Agreement by Agent has been duly authorized by all necessary action, constitutes the legal, valid and binding obligation of Agent enforceable against Agent in accordance with its terms, will not require the consent of any third party that has not been given, and will not violate, conflict with or result in the breach of any material term, condition or provision of (A) any existing law, ordinance, or governmental rule or regulation to which Agent is subject, (B) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority applicable to Agent, (C) Agent’s incorporation documents or by-laws, or (D) any material agreement to which Agent is a party.

11.2       Company. Company represents and warrants to Agent that:

(a)	Governance. It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and it has full power, authority and legal right to enter into and perform this Agreement;

(b)	Compliance with Laws. The execution, delivery and performance of this Agreement by Company has been duly authorized by all necessary action, constitutes the legal, valid and binding obligation of Company enforceable against Company in accordance with its terms, will not require the consent of any third party that has not been given, and will not violate, conflict with or result in the breach of any material term, condition or provision of (A) any existing law, ordinance, or governmental rule or regulation to which Company is subject, (B) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority applicable to Company, (C) Company’s incorporation documents or by-laws, (D) any material agreement to which Company is a party, or (E) any applicable stock exchange rules;

(c)	Securities Laws. Registration statements under the 1933 Act and the Securities Exchange Act of 1934 (the “1934 Act”) have been filed and are currently effective, or will be effective prior to the sale of any Additional Common Stock, and will remain so effective, and all appropriate state securities law filings have been made with respect to all of the Additional Common Stock being offered for sale, except for any shares of Additional Common Stock which are offered in a transaction or series of transactions which are exempt from the registration requirements of the 1933 Act, 1934 Act and state securities laws; Company will immediately notify Agent of any information to the contrary; and

(d)	Shares. The Additional Common Stock issued and outstanding on the date hereof have been duly authorized, validly issued and are fully paid and are non-assessable; and any Additional Common Stock to be issued hereafter, when issued, shall have been duly authorized, validly issued and fully paid and will be non-assessable.

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12         Damages. Notwithstanding anything in this Agreement to the contrary, neither party shall be liable to the other for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement even if apprised of the possibility of such damages.

14.        Confidentiality.

14.1 Definition. “Confidential Information” shall mean any and all technical or business information relating to a party, including, without limitation, financial, marketing and product development information, shareholder data (including any non-public information of such Shareholder), proprietary information, and the terms and conditions (but not the existence) of this Agreement, that is disclosed or otherwise becomes known to the other party or its affiliates, agents or representatives before or during the term of this Agreement. Confidential Information constitutes trade secrets and is of great value to the owner (or its affiliates). Confidential Information shall not include any information that is: (a) already known to the other party or its affiliates at the time of the disclosure; (b) publicly known at the time of the disclosure or becomes publicly known through no wrongful act or failure of the other party; (c) subsequently disclosed to the other party or its affiliates on a non-confidential basis by a third party not having a confidential relationship with the owner and which rightfully acquired such information; or (d) independently developed by one party without access to Confidential Information of the other.

14.2 Use and Disclosure. All Confidential Information of a party will be held in confidence by the other party with at least the same degree of care as such party protects its own confidential or proprietary information of like kind and import, but not less than a reasonable degree of care. Neither party will disclose in any manner Confidential Information of the other party in any form to any person or entity without the other party's prior consent. However, each party may disclose relevant aspects of the other party's Confidential Information to its officers, affiliates, agents, subcontractors and employees to the extent reasonably necessary to perform its duties and obligations under this Agreement and such disclosure is not prohibited by applicable law. Without limiting the foregoing, each party will implement physical and other security measures and controls designed to protect (a) the security and confidentiality of Confidential Information; (b) against any threats or hazards to the security and integrity of Confidential Information; and (c) against any unauthorized access to or use of Confidential Information. To the extent that a party delegates any duties and responsibilities under this Agreement to an agent or other subcontractor, the party ensures that such agent and subcontractor are contractually bound to confidentiality terms consistent with the terms of this Section 13.

14.3 Required or Permitted Disclosure. In the event that any requests or demands are made for the disclosure of Confidential Information, other than requests to Agent for Shareholder records pursuant to standard subpoenas from state or federal government authorities (e.g., divorce and criminal actions), the party receiving such request will promptly notify the other party to secure instructions from an authorized officer of such party as to such request and to enable the other party the opportunity to obtain a protective order or other confidential treatment, unless such notification is otherwise prohibited by law or court order. Each party expressly reserves the right, however, to disclose Confidential Information to any person whenever it is advised by counsel that it may be held liable for the failure to disclose such Confidential Information or if required by law or court order.

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14.4 Unauthorized Disclosure. As may be required by law and without limiting any party's rights in respect of a breach of this Section 13, each party will promptly:

(a)	Notify the other party in writing of any unauthorized possession, use or disclosure of the other party's Confidential Information by any person or entity that may become known to such party;
(b)	Furnish to the other party full details of the unauthorized possession, use or disclosure; and

(c)	Use commercially reasonable efforts to prevent a recurrence of any such unauthorized possession, use or disclosure of Confidential Information.

14.5 Costs. Each party will bear the costs it incurs as a result of compliance with this Section 13.

16.        Termination. Either party may terminate this Agreement upon thirty (30) days’ prior written notice to the other party. Unless so terminated, this Agreement shall continue in effect until ninety (90) days following the Expiration Time. In the event of such early termination, Company will appoint a successor agent and inform Agent of the name and address of any successor agent so appointed, provided, that no failure by Company to appoint such a successor agent shall affect the termination of this Agreement or the discharge of Agent as agent hereunder. Upon any such termination, Agent shall be relieved and discharged of any further responsibilities with respect to its duties hereunder. Upon payment of all outstanding fees and expenses hereunder, Agent shall promptly forward to Company or its designee any Subscription Forms or other documents relating to the Subscription Offer that Agent may receive after its appointment has so terminated.

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17.        Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned by Company or Agent without the written consent of the other; provided, however, that Agent may, without further consent of Company, assign any of its rights and obligations hereunder to any affiliated agent registered under Rule 17Ac2-1 promulgated under the 1934 Act.

18.        Subcontractors and Unaffiliated Third Parties.

18.1       Subcontractors. Agent may, without further consent of Company, subcontract with (a) any affiliates, or (b) unaffiliated subcontractors for such services as may be required from time to time (e.g., lost shareholder searches, escheatment, telephone and mailing services); provided, however, that Agent shall be as fully responsible to Company for the acts and omissions of any subcontractor as it is for its own acts and omissions.

18.2       Unaffiliated Third Parties. Nothing herein shall impose any duty upon Agent in connection with or make Agent liable for the actions or omissions to act of unaffiliated third parties (other than subcontractors referenced in Section 18.1, above) such as, by way of example and not limitation, airborne services, delivery services, the U.S. mails, and telecommunication companies, provided, if Agent selected such company, Agent exercised due care in selecting the same.

19.         Miscellaneous.

19.1       Notices. All notices, demands and other communications given pursuant to the terms and provisions hereof shall be in writing, shall be deemed effective on the date of receipt, and may be sent by overnight delivery services, or by certified or registered mail, return receipt requested to:

If to Company:	with an additional copy to:

Clough Global Opportunities Fund	[additional notice Name E-mail and Address]
1290 Broadway, Suite 1100
Denver, Colorado 80203
[E-mail address]
Attn:

Invoice for fees and services (if different than above):
[Company Name]
[Address]
[E-mail address]
Attn:

If to Agent:	with an additional copy to:

Computershare Inc.	Computershare Inc.
480 Washington Blvd., 29th Floor	250 Royall Street
Jersey City, NJ 07310	Canton, MA 02021
Attn: Corp Actions Relationship Manager	Attn: Legal Department
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Or

Computershare Inc.

250 Royall Street

Canton, MA 02021

Attn: Corp Actions Relationship Manager

19.2       No Expenditure of Funds. No provision of this Agreement shall require Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if it shall believe in good faith that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

19.3       Publicity. Neither party hereto shall issue a news release, public announcement, advertisement, or other form of publicity concerning the existence of this Agreement or the services to be provided hereunder without obtaining the prior written approval of the other party, which may be withheld in the other party’s sole discretion; provided, that Agent may use Company’s name in its customer lists or otherwise as required by law or regulation.

19.4       Successors. All the covenants and provisions of this Agreement by or for the benefit of Company or Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

19.5       Amendments. This Agreement may be amended or modified by a written amendment executed by the parties hereto and, to the extent required, authorized by a resolution of the Board of Directors of Company.

19.6       Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

19.7       Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of New York, without regard to principles of conflicts of law. The parties hereto irrevocably (a) submit to the non-exclusive jurisdiction of any New York State court sitting in New York City or the United States District Court for the Southern District of New York in any action or proceeding arising out of or relating to this Agreement, (b) waive, to the fullest extent they may effectively do so, any defense based on inconvenient forum, improper venue or lack of jurisdiction to the maintenance of any such action or proceeding, and (c) waive all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement or the transactions contemplated hereby. Agent shall not be required hereunder to comply with the laws or regulations of any country other than the United States of America or any political subdivision thereof. Agent may consult with foreign counsel, at Company’s expense, to resolve any foreign law issues that may arise as a result of Company or any other party being subject to the laws or regulations of any foreign jurisdiction.

19.8       Force Majeure. Notwithstanding anything to the contrary contained herein, Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

19.9       Third Party Beneficiaries. The provisions of this Agreement are intended to benefit only Agent, Company and their respective permitted successors and assigns. No rights shall be granted to any other person by virtue of this Agreement, and there are no third party beneficiaries hereof.

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19.10      Survival. All provisions regarding indemnification, warranty, liability and limits thereon, compensation and expenses and confidentiality and protection of proprietary rights and trade secrets shall survive the termination or expiration of this Agreement.

19.11      Priorities. In the event of any conflict, discrepancy, or ambiguity between the terms and conditions contained in (a) this Agreement, (b) any exhibits, schedules or attachments hereto, and (c) the Subscription Offer, the terms and conditions contained in this Agreement shall take precedence.

19.12     Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

19.13     No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

19.14      Descriptive Headings. Descriptive headings contained in this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

19.15     Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

[The remainder of this page has been intentionally left blank. Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the Effective Date hereof.

CLOUGH GLOBAL OPPORTUNITIES FUND

By:
Name:
Title:

COMPUTERSHARE INC. and
COMPUTERSHARE TRUST COMPANY, N.A.
For both entities

By:
Name:
Title:

Exhibit A	Form of Subscription Form
Exhibit B	Tax Instruction and Cost Basis Information Letter
Exhibit C	Schedule of Fees
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EXHIBIT A

FORM OF SUBSCRIPTION FORM

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Exhibit B

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EXHIBIT C

SCHEDULE OF FEES

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